CREDIT SUISSE TRUST

                            Certificate of Amendment

         The undersigned, being the Vice President and Secretary of Credit Suisse Trust, a trust with transferable shares of the type commonly called a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust, dated March 15, 1995, as amended to date (as so amended, the "Declaration"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on November 29, 2004, the Declaration of Trust is hereby amended as follows:

         Section 6.2 of the Declaration of Trust is amended to change the name of the Global Post-Venture Capital Portfolio of the Trust to be the "Global Small Cap Portfolio" effective as of February 21, 2005.

         IN WITNESS WHEREOF, the undersigned has set his hand and seal this 17th day of February, 2005.

                                                    /s/J. Kevin Gao
                                                    ----------------------------
                                                    J. Kevin Gao
                                                    Vice President and Secretary

                                 ACKNOWLEDGMENT

STATE OF New York                           )
                                            ) ss.
COUNTY OF New York                          )

                                                               February 17, 2005

         Then personally appeared the above-named J. Kevin Gao and acknowledged the foregoing instrument to be his free act and deed.

         Before me,



         /s/Karen Regan
         -----------------------------------------------------
         Notary Public
         My commission expires: December 2005
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